Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Mudrick Distressed Opportunity Fund Global, L.P.

Address of Joint Filer:	527 Madison Avenue
6th Floor
New York, NY 10022

Relationship of Joint Filer to Issuer:	10% Owner; Director

Issuer Name and Ticker or Trading Symbol:	Hycroft Mining Holding Corporation [HYMC]

Date of Earliest Transaction Required to
be Reported:	May 29, 2020

Designated Filer:	Mudrick Distressed Opportunity Fund Global, L.P.

Signature:

Mudrick Distressed Opportunity Fund Global, L.P.

By: Mudrick GP, LLC

/s/ Jason Mudrick

By:	Jason Mudrick
Title:	Sole Member
Date:	June 2, 2020